===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                  SCHEDULE 13D
                                Amendment No. 2
                                 (Rule 13d-101)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)


                            barnesandnoble.com inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                              Class A Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  067846 10 5
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Dr. Ulrich Koch
                                 Bertelsmann AG
                          Carl-Bertelsmann-Strasse 270
                           33311 Guetersloh, Germany

                                with copies to:

                            Christopher Mayer, Esq.
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
-------------------------------------------------------------------------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                              and Communications)

                                 April 3, 2003
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


                         (Continued on following pages)
                               Page 1 of 8 Pages

                              --------------------

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box [_].

     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.


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

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   CUSIP No. 067846 10 5                                   Page 2 of 8 Pages
                                      13D
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bertelsmann AG
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]
-------------------------------------------------------------------------------
   3    SEC USE ONLY


-------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) or 2(e)                                                   [_]

-------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Germany
-------------------------------------------------------------------------------
                                  7    SOLE VOTING POWER

                                       58,626,001
                              -------------------------------------------------
                                  8    SHARED VOTING POWER
      NUMBER OF SHARES
   BENEFICIALLY OWNED BY               None
   EACH REPORTING PERSON      -------------------------------------------------
            WITH                  9    SOLE DISPOSITIVE POWER

                                       58,626,001
                              -------------------------------------------------
                                  10   SHARED DISPOSITIVE POWER

                                       None
-------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        119,138,502
-------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES              [_]
        CERTAIN SHARES*

-------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        73.1%
-------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON*

        CO
-------------------------------------------------------------------------------

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   CUSIP No. 067846 10 5                                   Page 3 of 8 Pages
                                      13D
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bertelsmann, Inc.
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]
-------------------------------------------------------------------------------
   3    SEC USE ONLY


-------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) or 2(e)                                                   [_]

-------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
-------------------------------------------------------------------------------
                                  7    SOLE VOTING POWER

                                       58,626,001
                              -------------------------------------------------
                                  8    SHARED VOTING POWER
      NUMBER OF SHARES
   BENEFICIALLY OWNED BY               None
   EACH REPORTING PERSON      -------------------------------------------------
            WITH                  9    SOLE DISPOSITIVE POWER

                                       58,626,001
                              -------------------------------------------------
                                  10   SHARED DISPOSITIVE POWER

                                       None
-------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        119,138,502
-------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES              [_]
        CERTAIN SHARES*

-------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        73.1%
-------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON*

        CO
-------------------------------------------------------------------------------

===============================================================================

   CUSIP No. 067846 10 5                                   Page 4 of 8 Pages
                                      13D
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bertelsmann Multimedia, Inc.
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]
-------------------------------------------------------------------------------
   3    SEC USE ONLY


-------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) or 2(e)                                                   [_]

-------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
-------------------------------------------------------------------------------
                                  7    SOLE VOTING POWER

                                       58,626,001
                              -------------------------------------------------
                                  8    SHARED VOTING POWER
      NUMBER OF SHARES
   BENEFICIALLY OWNED BY               None
   EACH REPORTING PERSON      -------------------------------------------------
            WITH                  9    SOLE DISPOSITIVE POWER

                                       58,626,001
                              -------------------------------------------------
                                  10   SHARED DISPOSITIVE POWER

                                       None
-------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        119,138,502
-------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES              [_]
        CERTAIN SHARES*

-------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        73.1%
-------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON*

        CO
-------------------------------------------------------------------------------

===============================================================================

   CUSIP No. 067846 10 5                                   Page 5 of 8 Pages
                                      13D
------------------------------                   ------------------------------

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        BOL.US Online, Inc.
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]
                                                                        (b) [_]
-------------------------------------------------------------------------------
   3    SEC USE ONLY


-------------------------------------------------------------------------------
   4    SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEM 2(d) or 2(e)                                                   [_]

-------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
-------------------------------------------------------------------------------
                                  7    SOLE VOTING POWER

                                       58,626,001
                              -------------------------------------------------
                                  8    SHARED VOTING POWER
      NUMBER OF SHARES
   BENEFICIALLY OWNED BY               None
   EACH REPORTING PERSON      -------------------------------------------------
            WITH                  9    SOLE DISPOSITIVE POWER

                                       58,626,001
                              -------------------------------------------------
                                  10   SHARED DISPOSITIVE POWER

                                       None
-------------------------------------------------------------------------------
   11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        119,138,502
-------------------------------------------------------------------------------
   12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES              [_]
        CERTAIN SHARES*

-------------------------------------------------------------------------------
   13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        73.1%
-------------------------------------------------------------------------------
   14   TYPE OF REPORTING PERSON*

        CO
-------------------------------------------------------------------------------

     Bertelsmann AG, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany ("Bertelsmann AG"), Bertelsmann, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Bertelsmann AG ("Bertelsmann, Inc."), Bertelsmann Multimedia, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Bertelsmann, Inc. ("Bertelsmann Multimedia") and BOL.US Online, Inc., a Delaware corporation and a wholly owned direct subsidiary of Bertelsmann Multimedia ("BOL.US"), hereby amend and supplement their Statement on Schedule 13D, originally filed on November 1, 2002 and amended by Amendment No. 1 thereto filed on November 14, 2002 (as so amended, the "Schedule 13D"), with respect to the beneficial ownership of shares of Class A Common Stock, $0.001 par value per share (the "Shares"), of barnesandnoble.com inc., a Delaware corporation (the "Issuer"). As used herein, Bertelsmann AG, Bertelsmann, Inc., Bertelsmann Multimedia and BOL.US are referred to collectively as the "Reporting Persons"

     Unless otherwise indicated, each capitalized terms used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

     This Amendment No. 2 to the Schedule 13D is filed by the Reporting Persons in accordance with Exchange Act Rule 13d-2, and it shall refer only to the information that has materially changed since the filing of Amendment No. 1 to the Schedule 13D filed November 14, 2002.

   Item 5.  Interest in Securities of the Issuer.

     (i) Item 5(a) of the Schedule 13D is amended by inserting the following language at the end of the second paragraph thereof:

     "As of April 4, 2003, the Reporting Persons beneficially own, within the meaning of Exchange Act Rule 13d-3, 119,138,502 Shares, representing 73.1% of the outstanding Shares of the Issuer."

     (ii) Item 5(b) of the Schedule 13D is amended by inserting the following language after the first sentence thereof:

     "As of April 4, 2003, the Reporting Persons have sole power to vote and to dispose of 58,626,001 Shares."

     (iii)Item 5(c) of the Schedule 13D is amended by restating the chart therein in its entirety as follows:

     "The following purchases were effected through the Nasdaq Stock Market on behalf of Bertelsmann AG and BOL.US:

        Date:           Aggregate Number of Shares:     Average Price Per Share:
        -----           ---------------------------     ------------------------

   October 30, 2002               35,000                         $1.1421

   October 31, 2002               35,000                         $1.2139

   November 1, 2002               35,000                         $1.2914

   November 4, 2002               34,000                         $1.2810

   November 5, 2002               55,000                         $1.2075

   November 6, 2002               34,000                         $1.2169

   November 7, 2002               34,000                         $1.1971

   November 8, 2002               34,000                         $1.1841

  November 11, 2002               535,500                        $1.1797

  November 12, 2002               35,500                         $1.1304

  November 13, 2002               35,500                         $1.2704

  November 14, 2002               20,000                         $1.2850

  November 15, 2002               35,500                         $1.4175

  November 18, 2002               17,500                         $1.6057

  February 21, 2003               25,000                         $1.0500

  February 25, 2003               21,000                         $1.1000

  February 26, 2003               10,000                         $1.1000

    March 3, 2003                 20,500                         $1.1524

    March 4, 2003                 20,500                         $1.1485

    March 5, 2003                 15,000                         $1.1700

    March 24, 2003                23,500                         $1.3091

    March 25, 2003                15,000                         $1.3883

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: April 4, 2003


                                            BERTELSMANN AG


                                            By: /s/ Robert J. Sorrentino
                                               -------------------------------
                                            Name: Robert J. Sorrentino
                                            Title: Attorney-in-Fact



                                            BERTELSMANN, INC.


                                            By  /s/ Robert J. Sorrentino
                                              -------------------------------
                                            Name: Robert J. Sorrentino
                                            Title: President



                                            BERTELSMANN MULTIMEDIA, INC.


                                            By: /s/ Robert J. Sorrentino
                                               -------------------------------
                                            Name: Robert J. Sorrentino
                                            Title: President



                                            BOL.US ONLINE, INC.


                                            By: /s/ Robert J. Sorrentino
                                               -------------------------------
                                            Name: Robert J. Sorrentino
                                            Title: President